Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Laura J. Wakeley
	Office:	717-291-2739
Fulton Financial reports 2005 earnings
     (January 17) — Lancaster, PA — Fulton Financial Corporation (Nasdaq: FULT) earned $166.1 million for the year ended December 31, 2005, an 11.0 percent increase over the same period in 2004. Diluted net income per share for the year increased to $1.05, a 6.1 percent increase over the 99 cents reported (as restated) in 2004. Total assets at December 31, 2005 were approximately $12.4 billion.
          Fulton Financial reported net income of $40.9 million for the fourth quarter of 2005, a 2.2 percent increase over $40.0 million for the same period in 2004. Diluted net income per share was 26 cents, unchanged from the fourth quarter of 2004. Annualized return on average assets was 1.32 percent for the quarter, while annualized return on average equity was 12.65 percent and annualized return on tangible equity was 19.89 percent.
          As disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on January 13, 2006, a tentative legal settlement was reached in a lawsuit against Resource Bank, a wholly-owned subsidiary of Fulton Financial. The suit alleged Resource Bank violated the Telephone Consumer Protection Act (TCPA), prior to being acquired by Fulton Financial in April 2004. The settlement resulted in a $2.2 million charge to other expense, or one cent per diluted share, during the fourth quarter, which represents the total estimated settlement amount, less expected insurance recoveries. The settlement is subject to court approval.
          In the third quarter of 2005, Fulton Financial adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (Statement 123R), using modified retrospective application. Statement 123R requires the recognition of compensation expense for stock options and, under modified retrospective application, prior period results are restated. As a result, net income and diluted net income per share for the year ended December 31, 2004 were reduced by $3.3 million and two cents, respectively. There was no impact on diluted net income per share for the quarter ended December 31, 2004 as a result of the restatement.
          “In the fourth quarter, we experienced strong loan growth, good growth in certificates of deposit, continued good asset quality, growth in non-interest income, particularly from our investment management and trust services area, and flat operating expenses,” said R. Scott Smith, chairman, chief executive officer and president. “We were also able to sustain our net interest margin despite the flat yield curve. Offsetting these positive factors was a slowdown in our mortgage banking operations as well as a one-time charge to fourth quarter earnings in anticipation of costs associated with the settlement of pending litigation.”
     Loans, net of unearned income, increased $840 million, or 11.1 percent, to $8.4 billion at December 31, 2005, compared to $7.6 billion at December 31, 2004. Approximately $305 million of this increase resulted from the July 1, 2005 acquisition of Somerset Valley Bank. The remaining increase was realized mainly in commercial mortgages, which grew $229 million, or 9.3 percent, and construction loans, which increased $191 million, or 30.4 percent.
     Nonperforming assets were 0.38 percent of total assets at December 31, 2005, 0.39 percent at September 30, 2005 and 0.30 percent at December 31, 2004. Annualized net charge-offs for the quarter ended December 31, 2005 were 0.09 percent of average total loans, compared to 0.02 percent for the quarter ended September 30, 2005 and 0.09 percent for the quarter ended December 31, 2004. For the year ended December 31, 2005, net charge-offs were 0.04 percent of average loans, compared to 0.06 percent for 2004. The provision for loan losses decreased $272,000, or 25.9 percent, for the fourth quarter of 2005 as compared to the same period in 2004.
          Total deposits increased $915 million, or 11.6 percent, from December 31, 2004 to December 31, 2005, to $8.8 billion. Approximately $475 million of this increase resulted from the Somerset Valley acquisition, with the remaining $440 million increase realized in both core deposit accounts and time deposits.
     Net interest income for the fourth quarter increased $14.4 million, or 15.4 percent, compared to the fourth quarter of 2004. The increase from the third quarter of 2005 was $1.4 million, or 1.3 percent. Fulton Financial’s net interest margin was 3.92 percent for the both the fourth and third quarters of 2005, as well as the fourth quarter of 2004.
     Other income, including investment securities gains, decreased $1.2 million, or 3.5 percent, in the fourth quarter of 2005 compared to the same period in 2004. Excluding security gains, other income increased $990,000, or 3.1 percent, to $33.0 million. First Washington State Bank, which was acquired on December 31, 2004, and Somerset Valley contributed $948,000 to the increase. Internal increases in fee income were almost totally offset by decreases in mortgage banking income. Compared to the third quarter of 2005, other income, excluding security gains, decreased $2.3 million, or 6.5 percent, almost entirely due to a decrease in mortgage banking income as volumes and pricing decreased in response to the changing yield curve.
     Other expenses increased $12.2 million, or 17.3 percent, compared to the fourth quarter of 2004, to $82.7 million. First Washington and Somerset Valley added $6.4 million to the other expense increase. The remaining increase of $5.8 million, or 8.2 percent, includes the $2.2 million loss accrued for the settlement of the TCPA case, as well as an increase from normal growth. Compared to the third quarter of 2005, other expenses increased $1.2 million, or 1.5 percent. Fulton Financial’s efficiency ratio for the fourth quarter of 2005 was 56.7 percent, compared to 55.5 percent for the third quarter of 2005 and 54.4 percent for the fourth quarter of 2004.
     Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company which operates 232 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates: Fulton Bank, Lancaster, PA; Lebanon Valley Farmers Bank, Lebanon, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Hagerstown Trust, Hagerstown, MD; Delaware National Bank, Georgetown, DE; The Bank, Woodbury, NJ; The Peoples Bank of Elkton, Elkton, MD; Skylands Community Bank, Hackettstown, NJ; Premier Bank, Doylestown, PA; Resource Bank, Virginia Beach, VA; First Washington State Bank, Windsor, NJ; and Somerset Valley Bank, Somerville, NJ.
     In July, the Corporation announced its intent to acquire Columbia Bancorp and its sole banking subsidiary, The Columbia Bank, based in Columbia, Maryland. The Columbia Bank operates 19 full-service community banking offices and 5 retirement community banking offices in Howard, Montgomery, Prince George’s and Baltimore Counties as well as Baltimore City and has approximately $1.3 billion in assets. The acquisition is expected to be completed in the first quarter of 2006.
     The Corporation’s financial services affiliates include Fulton Financial Advisors, N.A., Lancaster, PA; Fulton Insurance Services Group, Inc. Lancaster, PA; and Dearden, Maguire, Weaver and Barrett, LLC, West Conshohocken, PA.
     Residential mortgage lending is offered by all banks through Fulton Mortgage Company or Resource Mortgage.
     Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.
Safe Harbor Statement:
This news release may contain forward-looking statements about Fulton Financial Corporation’s future financial performance. Forward-looking statements are encouraged by the Private Securities Litigation Reform Act of 1995.
Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: pricing pressures on loans and deposits, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Federal Reserve Board, creditworthiness of current borrowers, the Corporation’s success in merger and acquisition integration, and customers’ acceptance of the Corporation’s products and services.